Exhibit 10.17
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

1. Introduction

Each member of the Board of Directors (the “Board”) of Snowflake Inc. (“Snowflake”) who is a non-employee director of Snowflake (each such member, a “Non-Employee Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy (“Policy”) for his or her Board service. This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

2. Equity Compensation

Equity awards will be granted under Snowflake’s 2020 Equity Incentive Plan (the “Plan”).

i.Initial Appointment Equity Grant. On appointment to the Board, and without any further action of the Board or Compensation Committee of the Board, at the close of business on the day of such appointment, a Non-Employee Director will be automatically granted a Restricted Stock Unit Award for Snowflake’s Class A common stock (the “Class A Common Stock”) having a value of $1,000,000 based on the Fair Market Value (as defined in the Plan) of the underlying Class A Common Stock on the date of grant (the “Initial RSU”). Each Initial RSU will vest over three years, with one-third of the Initial RSU vesting on the first, second, and third anniversary of the date of grant. As used herein, the term “Initial Calendar Year” as applicable to each Non-Employee Director means the calendar year in which such Non-Employee Director’s Initial RSU is granted.

ii.Automatic Equity Grants. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each Annual Meeting of Snowflake’s stockholders (“Annual Meeting”), each person who is then a Non-Employee Director – excluding any Non-Employee Director whose Initial Calendar Year falls in the same calendar year as such Annual Meeting – will automatically receive a Restricted Stock Unit Award for Class A Common Stock having a value of $300,000 based on the average Fair Market Value (as defined in the Plan) of the underlying Class A Common Stock for the 20 trading days prior to and ending on the date of grant (the “Annual RSU”). Each Annual RSU will vest on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the first anniversary of the date of grant.

iii.Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date, even if such Continuous Service does not relate to service on the Board. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with Snowflake until immediately prior to the closing of a “Corporate Transaction” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such Corporate Transaction.

iv.Remaining Terms. Each Restricted Stock Unit Award will be granted subject to Snowflake’s standard Restricted Stock Unit Award Agreement, in the form adopted from time to time by the Board or the Compensation Committee of the Board.

3. Annual Cash Compensation

Subject to the Non-Employee Director Compensation Limit (defined below), for each calendar year following the Initial Calendar Year, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

a.Annual Board Service Retainer:
i.All Eligible Directors: $33,000

b.Annual Committee Member Service Retainer:
i.Member of the Audit Committee: $10,000
ii.Member of the Compensation Committee: $9,500
iii.Member of the Cybersecurity Committee: $5,000
iv.Member of the Nominating and Governance Committee: $5,000

c. Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
i.Chair of the Audit Committee: $25,000
ii.Chair of the Compensation Committee: $15,000
iii.Chair of the Cybersecurity Committee: $10,000
iv.Chair of the Nominating and Governance Committee: $10,000

d. Additional Annual Lead Independent Director Compensation: $20,000

Pursuant to Section 4(c) of the Snowflake Inc. 2020 Equity Incentive Plan, the aggregate value of all compensation granted or paid, as applicable, to any Non-Employee Director with respect to any calendar year, including equity awards granted and cash fees paid by Snowflake to such Non-Employee Director, may not exceed (i) U.S. $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, U.S. $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes (the “Non-Employee Director Compensation Limit”).

4. Expenses

Snowflake will reimburse Non-Employee Directors for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Non-Employee Director timely submit appropriate documentation substantiating such expenses in accordance with Snowflake’s travel and expense policy, as in effect from time to time.
Policy History
Approved by the Board on August 21, 2020.
Amended by the Board on March 1, 2022.
Amended by the Board on February 28, 2023.
Amended and Restated by the Board on April 5, 2023.
Amended and Restated by the Board on November 28, 2023.